As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333-205592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VEREN INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2000, 585-8th Avenue S.W.

Calgary, Alberta

T2P 1G1

Canada

(403) 693-0020

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, and telephone number of agent for service)

Copies to:

Tim Richardson General Counsel Whitecap Resources Inc. Suite 3800, 525 – 8th Avenue S.W. Calgary, Alberta T2P 1G1 Canada (403) 266-0767	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 Canada (416) 504-0520

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

On July 10, 2015, Veren Inc. (f/k/a Crescent Point Energy Corp.), a corporation governed by the laws of the Province of Alberta (“Veren”, or, the “Registrant”), filed a registration statement on Form F-3 (File No.333-205592) (the “Registration Statement”), pertaining to the registration of 200,000 common shares of the Registrant under the Registrant’s share dividend plan.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Alberta), effective May 12, 2025, Whitecap Resources Inc., a corporation governed by the laws of the Province of Alberta (“Whitecap”), acquired all of the issued and outstanding common shares of the Registrant pursuant to a business combination agreement dated March 9, 2025, by and among Whitecap and the Registrant.

As a result of the Arrangement, the offerings of the common shares pursuant to the Registration Statement are being terminated. Accordingly, the Registrant is terminating all offerings of its securities pursuant to the Registration Statement and deregistering the remaining securities registered but unsold under the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement. This filing is made in accordance with an undertaking under Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Calgary, Province of Alberta, Country of Canada, on May 12, 2025.

VEREN INC.

By:	/s/ Thanh Kang
Name:	Thanh Kang
Title:	President

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Form F-3D Post-Effective Amendment]

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